Global Self Storage Reports Second Quarter and Six-Month 2017 Results

New York, NY – August 14, 2017 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust ("REIT") that owns and operates self storage facilities ("stores"), reported results for the quarter and six months ended June 30, 2017.

Q2 2017 vs. Q2 2016 Highlights
•	Same-store revenues increased 11.6% to $1.3 million.
•	Same-store net operating income ("NOI") increased 14.8% to $819,000.
•	Combined same-store and non same-store ("Combined store") revenues increased 54.2% to $1.8 million.
•	Combined store NOI increased 57.6% to $1.1 million.
•	Combined leasable square footage at quarter end increased 55.6% to 756,000.
•	Funds from Operations ("FFO") and Adjusted FFO ("AFFO") totaled $0.06 and $0.06 per share of common stock, respectively, for the quarter ended June 30, 2017.
•	Maintained quarterly dividend of $0.065 per share of common stock.

Six Months Ended June 30, 2017 vs. Six Months Ended June 30, 2016 Highlights*
•	Same-store revenues increased 10.8% to $2.6 million.
•	Same-store NOI increased 16.2% to $1.6 million.
•	Combined store revenues increased 53.6% to $3.6 million.
•	Combined store NOI increased 60.9% to $2.2 million.
•	FFO and AFFO totaled $0.12 and $0.12 per share of common stock, respectively, for the six months ended June 30, 2017.
•	Distributed dividends of $0.13 per share of common stock.

Management Commentary
"We are encouraged by our results for the second quarter, which reflect the increasing strength of our self-storage portfolio," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "Same-store revenues and NOI not only grew by double-digits for the third quarter in a row, but also set new company quarterly records, demonstrating some of the continued success we're experiencing with our digital marketing, referral, and word-of-mouth initiatives. Perhaps most encouraging about our results is the fact that we are moving closer toward achieving our goal of full dividend coverage with the healthy year-over-year growth of FFO."

"We believe our recent results continue to reflect the effectiveness of our business strategy in focusing on secondary and tertiary markets in the Mid-West, Northeast and Mid-Atlantic areas of the country. These territories have experienced more muted new development activity and may have high barriers to entry, making them the preferred environment for us to compete in. While our growth strategy is built on growing organically, we are seeking to supplement it with strategic acquisitions that can expand our self-storage portfolio."

"Overall, our focus remains on executing on our strategic initiatives, which include expanding our stores, leasable square feet, and available storage units, implementing our rental rate increases while growing our occupancy rates, and attracting high-quality tenants through our focus on tenant creditworthiness. These initiatives may help position us to build on our positive and growing momentum to close out the second half of the year in much of the same way as the first half."

Same-Store Results for the Second Quarter of 2017
The company's same-store portfolio for the second quarter of 2017 included seven of its eleven stores, representing 72.8% of store NOI for the quarter.

For the second quarter of 2017, same-store revenues increased 11.6% to $1.3 million compared with $1.2 million for the second quarter in 2016. The increase was driven primarily by a 10.2% increase in net leased square footage.

Same-store operating expenses in the second quarter of 2017 totaled $516,000 compared with $484,000 in the second quarter of 2016. The increase was primarily driven by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the second quarter of 2017, same-store NOI increased 14.8% to $819,000 compared with $714,000 for the second quarter of 2016. The increase was due primarily to an increase in rental and occupancy rates and net leased squared footage.

Same-store occupancy at June 30, 2017 increased 0.8% to 92.8% from 92.1% at June 30, 2016. This includes the impact from the Bolingbrook expansion project completed in November 2016. Excluding the additional vacancy created in this store, ending occupancy would have been 93.3% at June 30, 2017, an increase of 1.2% compared to June 30, 2016.

Combined Same-Store and Non Same-Store Results for the Second Quarter of 2017
For the second quarter of 2017, Combined store revenues increased 54.2% to $1.8 million compared with $1.2 million for the second quarter of 2016. The increase was driven by, among other things, a 57.8% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses in the second quarter of 2017 totaled $721,000 compared with $484,000 in the second quarter of 2016. The increase was driven primarily by higher store level employment costs, property taxes, and administrative expenses due to the company's 2016 store acquisitions, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the second quarter of 2017, Combined store NOI increased 57.6% to $1.1 million compared with $714,000 for the second quarter of 2016. The increase was a result of, among other things, the increase in Combined store revenues which were partially offset by an increase in Combined store operating expenses.

Company Operating Results for the Second Quarter of 2017
General and administrative expenses totaled $438,000 in the second quarter of 2017 compared with $411,000 during the prior quarter and $354,000 during the second quarter of 2016. The year-over-year increase was primarily driven by higher legal, consulting, and payroll expenses resulting from additional and new expenses incurred to foster and support the company's growth.

Business development and property acquisition costs for the second quarter of 2017 totaled $8,000 compared with $155,000 for the second quarter of 2016.

Interest expense for the second quarter of 2017 was $220,000 compared with $17,000 for the second quarter of 2016. The increase is primarily attributable to a higher amount of outstanding debt during the second quarter compared to the year-ago period, resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $471,000, or $0.06 per share, while AFFO totaled approximately $479,000, or $0.06 per share, for the second quarter of 2017.

Net income totaled approximately $18,000, or $0.00 per share, in the second quarter of 2017.

FFO and AFFO for the Second Quarter of 2017

Same-Store Results for the Six Months Ended June 30, 2017
The company's same-store portfolio for the six months ended June 30, 2017 included seven of its eleven stores, representing 72.3% of store NOI for the quarter.

For the six months ended June 30, 2017, same-store revenues increased 10.8% to $2.6 million compared with $2.3 million for the six months ended June 30, 2016. The increase was driven primarily by a 10.2% increase in net leased square footage.

Same-store operating expenses for the six months ended June 30, 2017 totaled $1.0 million compared with $980,000 for the six months ended June 30, 2016. The increase was primarily driven by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the six months ended June 30, 2017, same-store NOI increased 16.2% to $1.6 million compared with $1.4 million for the six months ended June 30, 2016. The increase was due primarily to an increase in rental and occupancy rates and net leased squared footage.

Same-store occupancy for the six months ended June 30, 2017 increased 0.8% to 92.8% from 92.1% for the six months ended June 30, 2016, including the impact from the Bolingbrook expansion project completed in November 2016. Excluding the additional vacancy created in the Bolingbrook store, ending occupancy would have been 93.3% at June 30, 2017, an increase of 1.2% compared to June 30, 2016.

Combined Same-Store and Non Same-Store Results for the Six Months Ended June 30, 2017
For the first six months ended June 30, 2017, Combined store revenues increased 53.6% to $3.6 million compared with $2.3 million for the first six months ended June 30, 2016. The increase was driven by, among other things, a 57.8% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses for the six months ended June 30, 2017 totaled $1.4 million compared with $980,000 for the six months ended June 30, 2016. The increase was driven primarily by higher store level employment costs, property taxes, and administrative expenses due to the company's 2016 store acquisitions, which were partially offset by reduced advertising and marketing costs as well as repair and maintenance costs.

For the six months ended June 30, 2017, Combined store NOI increased 60.9% to $2.2 million compared with $1.4 million for the six months ended June 30, 2016. The increase was a result of, among other things, the increase in Combined store revenues which was partially offset by an increase in Combined store operating expenses.

Company Operating Results for the Six Months Ended June 30, 2017
General and administrative expenses totaled $849,000 during the six months ended June 30, 2017 compared with $661,000 during the period January 19, 2016 to June 30, 2016. The increase was primarily driven by higher legal, consulting, and payroll expenses resulting from additional and new expenses incurred to foster and support the company's growth.

Business development and property acquisition costs for the six months ended June 30, 2017 totaled $14,000 compared with $159,000 for the period January 19, 2016 to June 30, 2016.

Interest expense for the six months ended June 30, 2017 was $440,000 compared with $17,000 for the period January 19, 2016 to June 30, 2016. The increase was primarily attributable to a higher amount of outstanding debt during the six months ended June 30, 2017 compared to the period January 19, 2016 to June 30, 2016, resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $906,000, or $0.12 per share, while AFFO totaled approximately $920,000, or $0.12 per share, for the six months ended June 30, 2017.

Net income totaled approximately $4,000, or $0.00 per share, for the six months ended June 30, 2017.

FFO and AFFO for the Six Months Ended June 30, 2017

* For comparability purposes, the same-store and Combined store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through June 30, 2016 under operating company accounting are presented combined for the six months ended June 30, 2016 in the discussion that follows. Management believes this presentation is more meaningful to investors as there was no significant change in same-store or Combined store revenue streams and other financial metrics or the same-store or Combined store non-financial statistical information as a result of our change in status from an investment company to an operating company.

Dividends
On June 1, 2017, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend from a year ago and last quarter.

Balance Sheet
At June 30, 2017, cash, cash equivalents, and marketable securities totaled $4.2 million compared with $4.4 million at December 31, 2016.

For more information on the company's quarterly results, including financial tables, please refer to the company's Quarterly Report on Form 10-Q for the second quarter of 2017 filed with the Securities and Exchange Commission today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures.  FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts ("NAREIT") and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company's financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the company's operating results. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the investment community considers our AFFO (or similar measures using different terminology) when evaluating us.  Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

We believe net operating income or "NOI" is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition
We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation. Same-store occupancy includes the impact from expansion projects at those stores. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At June 30, 2017, we owned 7 same-store facilities and 4 non same-store facilities. The company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company's filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorage.us
1-212-785-0900, ext. 201

Liolios Investor Relations
Scott Liolios or Najim Mostamand
SELF@liolios.com
1-949-574-3860

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